UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2015 zulily, inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36188	27-1202150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Elliott Avenue, Suite 200
Seattle, Washington		98121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 779-5614

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 5, 2015, zulily, inc. (the “Company”) announced that Brian Swartz has been appointed as the Company’s Senior Vice President and Chief Financial Officer. Mr. Swartz will commence his employment on June 1, 2015. As of such date, Tad Larsen will no longer serve as the Company’s interim principal accounting officer and interim principal financial officer but shall remain the Company’s Vice President of Accounting.

From February 2007 to April 2015, Mr. Swartz, age 42, served in a variety of finance roles at Apollo Education Group, Inc., a private-sector education company, most recently as Senior Vice President and Chief Financial Officer. Prior to that, Mr. Swartz was with EaglePicher Incorporated, a technology and industrial products and services company, from 2002 to 2006, as its Vice-President and Corporate Controller. From 1994 to 2002, Mr. Swartz was at Arthur Andersen, LLP. Mr. Swartz serves on the Board of Directors and executive committees of the Phoenix Children’s Hospital Foundation and the Greater Phoenix Chamber of Commerce. He also serves as the Board Chairman for the Phoenix Children’s Hospital Foundation. Mr. Swartz graduated from the University of Arizona with a B.S. in Accounting. Mr. Swartz is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Swartz and any other persons pursuant to which he was selected as Senior Vice President and Chief Financial Officer. There are also no family relationships between Mr. Swartz and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Company and Mr. Swartz entered into an offer letter agreement (the “Offer Letter”) and a Change in Control and Severance Agreement (the “CIC Agreement”), each dated April 21, 2015, establishing his compensation as Senior Vice President and Chief Financial Officer as summarized below.

Salary. Mr. Swartz’s initial annual salary rate will be $450,000.

Bonus and EIP. Mr. Swartz will be eligible to earn a total yearly incentive bonus of up to 50% of his eligible earnings. This bonus determination will initially be made under the Company’s 2015 Executive Incentive Program.

Signing Bonus. Mr. Swartz will be eligible for a signing bonus of $400,000; provided, that such signing bonus will not be earned and will be required to be repaid if his employment ends before the second anniversary of his start date (except as described below under “Termination of Employment and Payments”).

Benefits. Mr. Swartz will be eligible for benefits that are generally available to Company employees in similar positions, subject to the eligibility requirements of the specific benefit arrangements.

Relocation. Mr. Swartz will be eligible to receive a relocation package of $120,000 cash payment, grossed up for taxes, as well as reimbursement for other standard relocation costs; provided that if Mr. Swartz’s employment is terminated before the first anniversary of his start date, he will be required to repay the relocation package amount and if Mr. Swartz’s employment is terminated after the first anniversary of his start date but before the second anniversary of his start date, he will be required to repay 50% of the relocation package amount (in each case, except as described below under “Termination of Employment and Payments”).

Equity Compensation. In connection with his appointment, Mr. Swartz will receive a Restricted Stock Unit Award (“RSU”) for 100,000 shares of the Company’s Class A Common Stock under the Company’s 2013 Equity Plan (the “Plan”), subject to a three year vesting schedule, under which one-third (1/3rd) of the shares shall vest each yearly anniversary measured from the vesting commencement date (which will be the same as the grant date). In addition, Mr. Swartz will receive a one-time option grant (the “Option”) under the Plan to buy 350,000 shares of the Company’s Class A Common Stock at an exercise price equal to the closing price of the Company’s Class A Common Stock on the date of grant. The Option will have a four year vesting schedule, under which one-fourth (1/4th) of the shares vest one year after the vesting commencement date (which will be the same as the grant date); and the balance of the shares shall vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the vesting commencement date.

Termination of Employment and Payments. Pursuant to the CIC Agreement, if Mr. Swartz is involuntarily terminated by the Company without cause, or if Mr. Swartz resigns his employment for good reason, and such termination is in connection with or within 12 months following the effective date of a change in control, he would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 12 months of his then current base salary, ignoring any decrease in base salary that forms the basis for good reason; (ii) payment for up to 12 months of continued health insurance coverage; (iii) the acceleration of vesting of 100% of the shares underlying all unvested equity awards; and (iv) the forgiveness of any obligation to repay any signing bonus or relocation package.

If Mr. Swartz is involuntarily terminated by the Company without cause, or if Mr. Swartz resigns his employment for good reason, in either case not in connection with or within 12 months following the effective date of a change in control, he would be entitled to receive severance benefits as follows: (i) a lump sum severance payment equal to 18 months of his then current base salary, ignoring any decrease in base salary that forms the basis for good reason; (ii) a lump sum amount in cash equal to (A) in the event that Mr. Swartz has been eligible to be reviewed for two or more half-yearly cash incentive bonuses, an amount equal to 1.5 times the amount of the cash incentive bonus amounts awarded (if any) to Mr. Swartz by the Company’s compensation committee in the 12-months preceding termination; (B) in the event that Mr. Swartz has only been eligible to be reviewed and awarded one half-yearly cash incentive bonus, an amount equal to 3.0 times that half yearly-incentive bonus amount awarded (if any) to Mr. Swartz by the Company’s compensation committee; or (C) in the event that Mr. Swartz has not yet been eligible to be reviewed and awarded any cash incentive bonus, an amount equal to 1.5 times the annual yearly cash incentive bonus for which Mr. Swartz is then eligible; (iii) payment for up to 18 months of continued health insurance coverage; (iv) the acceleration of vesting of 100% of the RSU; (v) the acceleration of 12-months of additional vesting of any unvested equity awards, other than the RSU, held by him immediately prior to such termination; and (vi) the forgiveness of any obligation to repay any signing bonus or relocation package.

The foregoing descriptions of the Offer Letter and the CIC Agreement are qualified in their entirety by reference to the full text of the Offer Letter and the CIC Agreement, which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 29, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 5, 2015	zulily, inc.

By: /s/ Darrell Cavens
Darrell Cavens
President and Chief Executive Officer